PKF O’CONNOR DAVIES, LLP 245 Park Avenue, New York, NY 10167 I Tel: 212.867.8000 or 212.286.2600 I Fax: 212.286.4080 I www.pkfod.com PKF O’Connor Davies, LLP is a member firm of the PKF International Limited network of legally independent firms and does not accept any responsibility or liability for the actions or inactions on the part of any other individual member firm or firms. Exhibit 23.1 CONSENT OF PKF O'CONNOR DAVIES, LLP We hereby consent to the incorporation by reference of:  our report, dated August 5, 2026, on the consolidated financial statements of Curaleaf Holdings, Inc. (the “Company”), which comprise the consolidated balance sheets as of December 31, 2025 and 2024 and the consolidated statements of operations, comprehensive loss, temporary equity and shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2025, and notes to the consolidated financial statements, including a summary of significant accounting policies, (collectively the “Financial Statement Report”); and  our report, dated August 5, 2026, on the effectiveness of internal control over financial reporting of the Company as of December 31, 2025 (the “Controls Report” and together with the Financial Statement Report, the “Reports”) into Registration Statements No. 333-250071 on Form S-8 and No. 333-284710 on Form F-10 of the Company and any amendments thereto, which Reports have been included in Exhibit 23.1 of this Annual Report on Form 10-K of the Company for the year ended December 31, 2025 (the “Form 10-K”), which is being filed as an exhibit to a Current Report on Form 8-K (the “Form 8-K”). We further consent to filing of the Reports with, and the use of our name in reference to the Reports, in the Form 10-K, the Form 8-K and the above referenced registration statements. /s/ PKF O'Connor Davies, LLP New York, New York August 5, 2026